Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 www.mayerbrown.com
January 19, 2022

Triton International Limited

Triton Container International Limited

TAL International Container Corporation

Victoria Place, 5th Floor

31 Victoria Street, Hamilton HM 10

Bermuda

Re:	Registration Statement No. 333-248482; Issuance of $600,000,000 Aggregate Principal Amount of 3.250% Senior Notes due 2032

Ladies and Gentlemen:

We have acted as special counsel to Triton Container International Limited, a Bermuda exempted company (“TCIL”), TAL International Container Corporation, a Delaware corporation (“TALICC” together with TCIL, the “Issuers”), and Triton International Limited, a Bermuda exempted company (the “Parent Guarantor”), in connection with the offering by the Issuers of $600,000,000 aggregate principal amount of their 3.250% Senior Notes due 2032 (the “Notes”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 28, 2020 (File No. 333-248482), as amended by the post-effective amendment filed with the Commission on January 11, 2022 (as amended, the “Registration Statement”), including the prospectus constituting a part thereof, dated January 11, 2022 and the final supplement to the prospectus, dated January 11, 2022 and filed with the Commission on January 13, 2022 under the Act (collectively, the “Prospectus”). The Notes are being issued pursuant to an Indenture, dated as of January 19, 2022 (the “Base Indenture”), among the Issuers, as co-issuers, the Parent Guarantor, as parent guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 19, 2022, among the Issuers, the Parent Guarantor and the Trustee (the “First Supplemental Indenture” and the Base Indenture, as so amended and supplemented by the First Supplemental Indenture, the “Indenture”), and will be guaranteed by the Parent Guarantor pursuant to its guarantee set forth in Article XVI of the Base Indenture (the “Guarantee” and together with the Notes, the “Securities”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Base Indenture, (iv) an executed copy of the First Supplemental Indenture, (v) executed copies of the global certificates representing the Notes, and (vi) an executed copy of the Underwriting Agreement, dated as of January 11, 2022, among the Issuers, the Parent Guarantor and the representatives of the several underwriters party thereto, relating to the issuance and sale of the Securities (the “Underwriting Agreement”). We have also examined such records, documents, certificates of public officials and other instruments, and have made such other investigations of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLPS

January 19, 2022

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents other than as set forth herein with respect to TALICC, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Issuers and the Parent Guarantor, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Issuers and the Parent Guarantor and of public officials and on the representations, warranties and agreements contained in the Underwriting Agreement.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(i) TALICC has duly authorized, executed and delivered the Indenture and has duly authorized and executed the Notes;

(ii) The Indenture (including the Guarantee contained therein) is a valid and binding agreement of each of the Issuers and the Parent Guarantor, enforceable against each of the Issuers and the Parent Guarantor in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws relating to or affecting creditors’ rights or remedies generally (whether now or hereafter in effect) or (ii) equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(iii) The Notes, when authenticated in accordance with the provisions of the Indenture, and when issued and delivered by the Issuers against payment of the consideration therefor set forth in the Underwriting Agreement, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws relating to or affecting creditors’ rights or remedies generally (whether now or hereafter in effect) or (ii) equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding at law or in equity).

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Issuers, the Parent Guarantor or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Mayer Brown LLPS

January 19, 2022

We hereby consent to the filing of this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K relating to the offering of the Securities, which is incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

JPB/DAS/RP/TKW/SM/MRD